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                                   EXHIBIT 28

              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                            2004 PROPERTY APPRAISALS

Cushman & Wakefield recently completed market value appraisals of UMHCIF's four properties as of March 2004. The table below sets forth certain appraisal information for each property, as well as relevant comparisons:

                                             MARCH 03          MARCH 04         VARIANCE
PROPERTY                                    APPRAISALS        APPRAISALS          IN %
Aztec Estates, FL                           $19,850,000       $19,900,000          0.25%
Kings Manor, FL                              12,300,000        13,850,000         12.60%
Old Dutch Farms, MI                           9,550,000         9,750,000          2.09%
Park of Four Seasons, MN                     18,650,000        19,900,000          6.70%
                                            -----------       -----------      --------
GRAND TOTAL:                                $60,350,000       $63,400,000          5.05%

                     2004 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2004 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each unit, based on the following assumptions:

-        Sale of all the Properties in March 2004 for their appraised value.

-        Costs and selling expenses are 3.0% of the sale price.

- Amount payable to creditors other than the mortgage debt, is negligible.

-        Tax consequences of a sale are not taken into consideration.

Calculations:

March 2004 appraised value of the properties:                 $63,400,000
                                                              -----------

Minus:   Costs and selling expenses (3.0%):                     1,902,000
         Mortgage Debt:                                        31,576,444
         Sellers' Contingent Purchase Price:                    1,970,000 *
                                                              -----------
Net Sale Proceeds:                                            $27,951,556
                                                              ===========

Limited Partners' Share of Net Sales Proceeds (80.0%)         $22,361,244
Number of Units:                                                   30,000

ESTIMATED CURRENT NET ASSET VALUE PER UNIT:                   $    745.38
                                                              ===========

* Reflects the $1,500,000 partial payment of Contingent Purchase Price which was paid on May 15, 1997 out of operating cash reserves.